Offer to Purchase for Cash

Any and All Outstanding Shares of Class A Common Stock
of
The Hertz Corporation
at
$35.50 Net Per Share
by
Ford FSG, Inc.
an indirect wholly owned subsidiary of
Ford Motor Company

February 2, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      We have been appointed by Ford FSG, Inc. (“Purchaser”), a Delaware corporation and an indirect wholly owned subsidiary of Ford Motor Company, a Delaware corporation, (“Ford”) to act as Dealer Manager in connection with its offer to purchase any and all of the outstanding shares of Class A Common Stock, par value $0.01 per share (the “Shares” or the “Class A Common Stock”) of The Hertz Corporation, a Delaware corporation (“Hertz”), at a price of $35.50 per Share net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated February 2, 2001 and the related Letter of Transmittal (which together constitute the “Offer”).

      For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated February 2, 2001;

2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to EquiServe Trust Company, N.A. (the “Depositary”) by the Expiration Date (as defined in the Offer to Purchase);

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Return envelope addressed to EquiServe Trust Company, N.A., the Depositary.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

      THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 2, 2001 UNLESS THE OFFER IS EXTENDED.

      In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing the Shares tendered or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth under “The Offer — Procedure for Tendering Shares” in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

      The Offer is being made pursuant to an Agreement and Plan of Merger dated as of January 16, 2001 (the “Merger Agreement”), by and among Ford, Purchaser, Ford FSG II, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“FSG II”), and Hertz, pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, FSG II will be merged into Hertz (the “Merger”), with Hertz continuing as the surviving corporation which will be wholly owned by the Purchaser. At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than (i) Shares held in Hertz’s treasury, (ii) Shares held by the Purchaser and (iii) Shares of holders exercising dissenting rights), will be converted into the right to receive the per Share price paid in the Offer in cash without interest thereon (the “Merger Consideration”) and described in the Offer to Purchase.

      The Board of Directors of Hertz (the “Hertz Board”), by unanimous decision of those Directors participating and based upon the recommendation of a Special Committee of Independent Directors of the Hertz Board (the “Special Committee”) (1) has determined that it is fair to and in the best interests of Hertz and its stockholders (other than Purchaser and its affiliates) to consummate the Offer and the Merger upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware law; (2) has approved and declared advisable the Offer, the Merger and the Merger Agreement; and (3) has resolved to recommend that Hertz’s stockholders accept the Offer, tender their Shares pursuant thereto and approve and adopt the Merger Agreement and the Merger if submitted for their approval.

      If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase), or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedure set forth under “The Offer — Procedure for Tendering Shares” in the Offer to Purchase.

      The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

      In order to accept the Offer, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and any other required documents should be sent to the Depositary by 12:00 Midnight, New York City time, on Friday, March 2, 2001 unless the Offer is extended.

      If you have questions with respect to the Offer or need additional copies of the enclosed materials, you can call the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

J.P. MORGAN SECURITIES INC.

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF FORD FSG, INC., FORD MOTOR COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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